Exhibit 99.1

LETTER TO SHAREHOLDERS

Dear Shareholders,

2014 was a transformational year for Sigma Labs, Inc. (the “Company,” "we," "our" and “Sigma Labs”). We accomplished a great deal and set the stage for substantial growth. While annual revenue fell in 2014 as compared to 2013, we carried through on our strategy of positioning Sigma Labs as a technology product provider instead of a consulting enterprise. Some of our most significant milestones were as follows:

•	Sigma Labs commercially launched its PrintRite3D® INSPECT™ quality assurance software and began actively marketing this unique software to potential customers.

•	The Company took delivery of its first EOS M290 3D metal printer, now integrated with our PrintRite3D® SENSORPAK™ AND INSPECT™ quality assurance modules, for use in the production of precision metal parts. The Company is responding to requests for quotes and plans to commence contract manufacturing in 2015. This plan is intended to provide both revenue and application expertise.

•	Sigma Labs received a contract from Honeywell Aerospace in 2014 as part of a Defense Advanced Research Project Agency (DARPA) Phase II award. The DARPA program’s goal is to develop an Integrated Computational Material Engineering framework to accurately predict the properties of metal components produced using additive manufacturing. Sigma Labs also signed a trial evaluation agreement to utilize Honeywell’s advanced manufacturing engineering center as a beta test site for Sigma Labs’ PrintRite3D® DEFORM™ software module – thus accelerating its expected commercialization in 2015.

•	The Company was awarded an initial contract from the Edison Welding Institute as part of a grant from the U.S. Department of Commerce's National Institute of Standards and Technology for the development of in-process sensing and monitoring capabilities to ensure consistent quality in 3D printing. The contract will evaluate PrintRite3D® technology for monitoring and control applications.

•	Sigma Labs signed a technology cooperation agreement with Additive Industries of the Netherlands. Under the agreement, the Company’s suite of PrintRite3D® quality assurance software will be tested with Additive Industries’ next-generation metal additive manufacturing equipment currently under development. The Additive Industries machine has been designed to address the burgeoning production needs of the metal additive manufacturing industry.

Sigma Labs, Inc.

3900 Paseo del Sol, Santa Fe, New Mexico 87507

505-438-2576

www.sigmalabsinc.com

•	Sigma Labs entered into a technology cooperation agreement with Materialise of Belgium, a leader in software solutions for the 3D printing industry, to collaborate on the integration, production, and marketing of Sigma Labs’ PrintRite3D® products for metal-based additive manufacturing.

•	Lastly, in early 2015, the Company announced its first contract, for approximately $500,000, from GE Aviation as part of the “America Makes” additive manufacturing research project funded by the National Additive Manufacturing Innovation Institute. As part of this award, additional contracts are anticipated from Honeywell Aerospace and Aerojet Rocketdyne, a unit of GenCorp.

In short, Sigma Labs ended 2014 well positioned for strong top-line growth going forward given current contracts underway, RFQs in process, and the opportunities presented through multiple initiatives. We successfully launched our PrintRite3D® INSPECT™ software and introduced our proprietary technology to numerous industrial and government organizations – resulting in several important partnerships and contract awards. Going forward, we believe the launch of our DEFORM™ software, combined with our onsite EOS M290 machine, will open further channels for growth. We are working with some of the best-known names in the additive manufacturing space and are confident that Sigma Labs is becoming established in academic, government, and industry circles for its unique, cutting-edge technology. At the same time, we continue to manage costs conservatively while investing for the future – to accelerate our top line expansion and lay the groundwork for profitability.

We at Sigma Labs are grateful to our dedicated employees for their tireless efforts, to our customers for their business and trust, and to our shareholders for their support and encouragement. This industry is rapidly evolving, and we are committed to being a driving force ensuring that additive manufacturing revolutionizes production techniques for years to come.

/s/ Mark J. Cola

Mark J. Cola

President and Chief Executive Officer

Sigma Labs, Inc.

3900 Paseo del Sol, Santa Fe, New Mexico 87507

505-438-2576

www.sigmalabsinc.com